                                                                    Exhibit 23.3


                        INDEPENDENT ACCOUNTANTS' CONSENT




The Board of Directors
Unisphere Networks, Inc.:


We consent to the inclusion of our reports dated September 6, 2000, with respect to the consolidated balance sheets of Unisphere Networks, Inc. and Subsidiaries (an indirect wholly-owned subsidiary of Siemens AG) as of September 30, 1999 and June 30, 2000, and the related consolidated statements of operations, stockholder's equity and cash flows for the period from January 12, 1999 (date of inception) to September 30, 1999, and for the nine months ended June 30, 2000, and the related schedule, which reports appear in this Registration Statement, and to the reference to our firm under the heading "Experts" in this Registration Statement on Form S-1.


                                                        /s/ KPMG LLP

Boston, Massachusetts
September 22, 2000